[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE PREMIER GROWTH FUND
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10f-3 TRANSACTIONS FOR THE PERIOD DECEMBER 1, 1999 THROUGH MAY 31, 2000
                                                                Total
                          Date     Shares   Price perPurchased bOffered Purchased                        Held
Security                  PurchasedPurchasedShare    Fund Group (000)   By Group  Broker(s)              05/31/00
Corning, Inc.             01/25/00 1,397,600$151.38  1,631,600  13,000  12.55%    J.P. Morgan            1,653,000
AT & T Wireless           04/26/00 11,717,60$29.50   42,949,900 306,000 14.04%    Merrill Lynch          18,125,50

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* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.